EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         THE ESTEE LAUDER COMPANIES INC.

           (Originally Incorporated December 9, 1976 under the name of

                              The EJL Corporation)

                                    ---------

                                    ARTICLE I

                                      NAME

                  The name of the corporation is "The Estee Lauder Companies Inc." (the "Corporation").

                                   ARTICLE II

                           OFFICE AND REGISTERED AGENT

                  The address of the office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

                                     PURPOSE

                  The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

                                   ARTICLE IV

                                  CAPITAL STOCK

                  4.1. AUTHORIZED CAPITAL STOCK. The total number of shares of stock that the Corporation shall have authority to issue is four hundred forty three million six hundred thousand (443,600,000) shares, consisting of (a) three hundred million (300,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (b) one hundred twenty million (120,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); (c) twenty million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided; and (d) three million six


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hundred thousand (3,600,000) shares of $6.50 Cumulative Redeemable Preferred
Stock, par value $.01 per share (the "$6.50 Cumulative Redeemable Preferred Stock"). The Class A Common Stock and Class B Common Stock shall hereinafter collectively be called "Common Stock," and the Preferred Stock and $6.50 Cumulative Redeemable Preferred Stock shall hereinafter collectively be called "Preference Stock." The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

                  4.2. TERMS OF COMMON STOCK. All shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein.

                  (a) VOTING RIGHTS. The holders of shares of Class A Common Stock and of Class B Common Stock shall have the following voting rights:

                           (i) Each share of Class A Common Stock shall entitle
the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

                              (ii) Each share of Class B Common Stock shall
entitle the holder thereof to ten votes on all matters submitted to a vote of the stockholders of the Corporation.

                             (iii) Except as otherwise required by applicable
law, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preference Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of shares of Preference Stock).

                  (b) DIVIDENDS AND DISTRIBUTIONS. Subject to the preferences applicable to Preference Stock outstanding at any time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, that, subject to the provisions of this Section 4.2(b), the Corporation shall pay dividends to the holders of each class of Common Stock that are equal. In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock, including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of both Class A Common Stock and Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only

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shares of Class B Common Stock shall be distributed with respect to Class B
Common Stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the Class A Common Stock or Class B Common Stock, is payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights for the underlying securities of the convertible or exchangeable security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each underlying security of the convertible or exchangeable security paid to the holders of the Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock.

                  (c) TRANSFER OF CLASS B COMMON STOCK.

                           (i) No Class B Holder (as defined below) may
voluntarily or involuntarily transfer, sell, assign, devise, distribute or bequeath any of such Class B Holder's interest in his, her or its shares of Class B Common Stock (including, without limitation, the power to vote or provide a consent with respect to his, her or its shares of Class B Common Stock by proxy or otherwise, except for proxies given to any Permitted Transferee (as defined below) of the Class B Holder or to a person designated by the Board of Directors of the Corporation who is soliciting proxies on behalf of the Corporation), and the Corporation and the transfer agent for the Class B Common Stock, if any (the "Transfer Agent"), shall not register the transfer of such shares of Class B Common Stock, whether by sale, grant or proxy, assignment, gift, devise, bequest, distribution, appointment or otherwise, except to the Corporation or a Permitted Transferee; provided, however, such restrictions on transfer shall not apply to a merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation. For the purposes of this Article IV, a "Permitted Transferee" shall include only the following persons: (A) Mrs. Estee Lauder and her estate, guardian, conservator or committee; (B) each descendant of Mrs. Estee Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (C) each Family Controlled Entity; and (D) the trustees, in their respective capacities as such, of each Family Controlled Trust.

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For purposes of this Article IV, the term "Family Controlled Entity" shall mean
(A) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Estee Lauder and/or Lauder Descendants; (B) any other corporation if at least 80% of the value of its outstanding equity is owned by Permitted Transferees; (C) any partnership if at least 80% of the value of its partnership interests are owned by Permitted Transferees; and (D) any limited liability or similar company if at least 80% of the value of the company is owned by Permitted Transferees. For purposes of this Article IV, the term "Family Controlled Trust" shall mean (A) the trusts set forth on Schedule A hereto and (B) any trust the primary beneficiaries of which are Mrs. Estee Lauder, Lauder Descendants, Spouses of Lauder Descendants and/or charitable organizations (collectively, "Lauder Beneficiaries"); provided, that, if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Estee Lauder and/or Lauder Descendants. For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Lauder Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Lauder Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is 20% or less. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary's actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Lauder Descendant, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Lauder Descendant shall be deemed to be zero. For purposes of this Article IV, the term "Spouses of Lauder Descendants" shall mean those individuals who at any time were married to any Lauder Descendant whether or not such marriage is subsequently dissolved by death, divorce, or by any other means.

                           (ii) Notwithstanding anything to the contrary set
forth herein, any Class B Holder may pledge such Class B Holder's shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, that, such shares shall remain subject to the provisions of this
Section 4.2(c) and may not be transferred to, or voted by, the pledgee, except as otherwise permitted by the provisions of Section 4.2(c). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee or converted into shares of Class A Common Stock, as the pledgee may elect.

                           (iii) For purposes of this Section 4.2(c):

                                     1.  the relationship of any person that is
               derived by or through legal adoption shall be considered a natural relationship;

                                     2.  a minor who is a descendant of Mrs.
               Estee Lauder and for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder

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               of such shares and the custodian who is the record holder of such shares shall not be considered a Class B Holder;

                                     3.  an incompetent stockholder who is a
               Permitted transferee but whose shares are owned or held by a guardian or conservator shall be considered a Class B Holder of such shares and such guardian or conservator who is the holder of such shares shall not be considered a Class B Holder;

                                     4.  unless otherwise specified, the term
               "person" means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, trusts and all other entities; and

                                     5.  except as provided in clauses 2 and 3
               above, the term "Class B Holder" shall mean in respect of any share of Class B Common Stock, the record holder of such share; provided, however, that if such record holder is a nominee, the Class B Holder shall be the first person in the chain of ownership of such share of Class B Common Stock who is not holding such share solely as a nominee.

                      (iv) The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, or at any other time, require the furnishing of such affidavits or other proof as it deems necessary to establish that a Class B Holder is a Permitted Transferee. Upon the determination by the Board of Directors of the Corporation or a committee thereof that a Class B Holder is not a Permitted Transferee, each share of Class B Common Stock held by such Class B Holder shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock pursuant to the procedures set forth in Section 4.2(d)(iii).

                        (v) Each certificate representing shares of Class B Common Stock shall be endorsed with a legend that states that shares of Class B Common Stock are not transferable other than to certain transferees and are subject to certain restrictions as set forth in this Restated Certificate of Incorporation filed by the Corporation with the Secretary of State of the State of Delaware.

                  (d) CONVERSION OF CLASS B COMMON STOCK.

                        (i) If, on the record date for any meeting of stockholders of the Corporation, the number of shares of Class B Common Stock then outstanding constitutes less than 10% of the aggregate number of shares of Common Stock then outstanding, as determined by the Board of Directors of the Corporation, each share of Class B Common Stock then issued or outstanding shall thereupon be converted automatically as of such record date into one (1) fully paid and nonassessable share of Class A Common Stock and will have one vote per share at such meeting. Upon making such determination, notice of such automatic conversion shall be given by the Corporation by means of a press release and written notice to all Class B Holders and

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shall be given as soon as practicable, but no later than the next meeting of stockholders of the Corporation, and the Secretary of the Corporation shall be instructed to, and shall promptly request from each Class B Holder that each holder promptly deliver, and each holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and together with transfer tax stamps or funds therefore, if required pursuant to Section 4.2(d)(vii).

                      (ii) Each Class B Holder shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder's Class B Common Stock, on a one-for-one basis, into the same number of fully paid and nonassessable shares of Class A Common Stock. Such right shall be exercised by the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 4.2(d)(vii).

                     (iii) As set forth in Section 4.2(c)(iv), upon the determination by the Board of Directors of the Corporation or a committee thereof that a Class B Holder is not a Permitted Transferee, each share of Class B Common Stock, or any beneficial interest therein, held by such Class B Holder shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock. A determination by the Board of Directors of the Corporation that a Class B Holder is not a Permitted Transferee and therefore a conversion is required shall be conclusive. Upon making such a determination, the Secretary of the Corporation shall be instructed to, and shall promptly request from the holder of record of each such share of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and together with transfer tax stamps or funds therefore, if required pursuant to Section 4.2(d)(vii).

                      (iv) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Section 4.2(d)(i), (ii) or (iii), as applicable, and the payment in cash of any amount required by the provisions of Section 4.2(d)(vii), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. In the case of a conversion

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under Section 4.2(d)(i), such conversion shall be deemed to have been made on the record date for such meeting of stockholders on which the condition set forth in Section 4.2(d)(i) is determined by the Board of Directors of the Corporation to have occurred. In the case of a conversion under Section 4.2(d)(ii), such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock. In the case of a conversion under Section 4.2(d)(iii), such conversion shall be deemed to have been made on the date of transfer. Upon the date any conversion under Section 4.2(d)(i) is made or effected, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Upon the date any conversion under Section 4.2(d)(ii) is made or effected, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open. Upon the date any conversion under Section 4.2(d)(iii) is made, all rights of the holder of such shares as such holder shall cease, and the new owner or owners of such shares shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

                        (v) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a Class B Holder shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such date.

                      (vi) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided, that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common

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Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock required registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Class B Common Stock will, upon issue, be fully paid and nonassessable.

                     (vii) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                   (viii) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock and available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Sections 4.2(b), 4.2(e) and 4.2(f) of this Restated Certificate of Incorporation.

                  (e) STOCK SPLITS. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

                  (f) OPTIONS, RIGHTS OR WARRANTS. (i) The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. The Corporation may make offerings of options, rights or warrants to subscribe for shares of any other class or classes of capital stock (other than Class B Common Stock) to all holders of Class A Common Stock or Class B Common Stock if an identical offering is made simultaneously to the holders of the other class. All such options, rights or warrants offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

                           (ii) Subject to Sections 4.2(d)(v) and 4.2(f)(i), the
Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital

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stock of any class or classes at the time authorized (other than Class B Common
Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

                  (g) MERGERS, CONSOLIDATION, ETC. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into an amount per share equal to the amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Class A Common Stock and Class B Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ as provided herein.

                  (h) LIQUIDATION RIGHTS. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preference Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Class A Common Stock and the Class B Common Stock treated as a single class.

                  (i) NO PRE-EMPTIVE RIGHTS. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

                  4.3. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; provided, however, that, unless holders of at least seventy-five percent (75%) of the outstanding shares of Class B Common Stock have approved the issuance of such shares of Preferred Stock, the Board of Directors may not issue any shares of Preferred Stock that have the right (i) to vote for the election of directors under ordinary circumstances or (ii) under any circumstances to elect fifty percent (50%) or more of the directors of the Corporation; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such

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rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Delaware Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

                  4.4. $6.50 Cumulative Redeemable Preferred Stock.

                  (a) (i) The holders of shares of $6.50 Cumulative Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative cash dividends on the shares of $6.50 Cumulative Redeemable Preferred Stock at the rate of $6.50 per annum per share, and no more, payable in equal quarterly installments on March 31, June 30, September 30, and December 31, in each year, commencing September 30, 1995. Such dividends shall accrue and be cumulative from the date of original issue of each share of $6.50 Cumulative Redeemable Preferred Stock, whether or not declared and whether or not there shall be funds legally available for the payment thereof. Each such dividend shall be paid to the holders of record of the shares of $6.50 Cumulative Redeemable Preferred Stock as they appear on the share register of the Corporation on such record date, not more than 30 calendar days nor less than 10 calendar days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. Dividends in arrears may be declared and paid at any time without reference to any regular dividend payment date.

                           (ii) If dividends are not paid in full, or declared
in full and sums set apart for the full payment thereof, upon the shares of $6.50 Cumulative Redeemable Preferred Stock and shares of any other preferred stock ranking on a parity as to dividends and upon liquidation with the $6.50 Cumulative Redeemable Preferred Stock, all dividends declared and paid upon shares of $6.50 Cumulative Redeemable Preferred Stock and of any other preferred stock ranking on a parity as to dividends with the $6.50 Cumulative Redeemable Preferred Stock shall be declared and paid PRO RATA so that in all

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cases the amount of dividends declared and paid per share on the $6.50
Cumulative Redeemable Preferred Stock and on such other shares of preferred stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or dividends in arrears, if any, on the shares of the $6.50 Cumulative Redeemable Preferred Stock and such other shares of preferred stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the shares of the $6.50 Cumulative Redeemable Preferred Stock have been paid or declared in full and sums set aside exclusively for the payment thereof (A) no dividends (other than dividends in shares of the Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the $6.50 Cumulative Redeemable Preferred Stock as to dividends or upon liquidation) shall be paid or declared or set aside for payment or other distribution made upon the Common Stock, or any other capital stock of the Corporation ranking junior to or on a parity with the $6.50 Cumulative Redeemable Preferred Stock as to dividends or upon liquidation; (B) nor shall any shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with $6.50 Cumulative Redeemable Preferred Stock as to dividends or upon liquidation, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock, be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund or any similar fund for the redemption of any such shares) by the Corporation or any, direct or indirect, subsidiary of the Corporation (except in the case of clause (B) by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the $6.50 Cumulative Redeemable Preferred Stock as to dividends and upon liquidation, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock). Holders of shares of $6.50 Cumulative Redeemable Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of $6.50 Cumulative Redeemable Preferred Stock that may be in arrears.

                           The terms "accrued dividends," "dividends accrued"
and "dividends in arrears," whenever used herein with reference to shares of Preference Stock shall be deemed to mean an amount that shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such preferred stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

                           (iii) Dividends payable on shares of $6.50 Cumulative
Redeemable Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

                  (b) (i) On June 30, 2005, to the extent a) the Corporation shall have funds legally available therefor and b) the Corporation shall not have been rendered insolvent pursuant to the U.S. Bankruptcy Code or any successor statute, the Corporation shall redeem all remaining outstanding shares of $6.50 Cumulative Redeemable Preferred Stock, at a redemption price of $100.00 per share, together with accrued and unpaid dividends thereon to the redemption date, in cash without interest. If, for any reason, the Corporation shall fail to discharge its mandatory redemption obligations pursuant to this Section 4.4(b)(1), such mandatory redemption obligations shall be discharged as soon as the Corporation is able to discharge such obligations. If after June 30, 2005 and so long as any mandatory redemption obligations with respect to the shares of $6.50 Cumulative Redeemable Preferred Stock shall not be fully discharged, (A) no dividends (other than dividends in shares of Common Stock or in shares of any other capital stock of the Corporation ranking junior to the $6.50 Cumulative Redeemable Preferred Stock as to dividends and upon liquidation) shall be paid or declared or set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the $6.50 Cumulative Redeemable Preferred Stock as to dividends or upon liquidation, and (B) no shares of the Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the $6.50 Cumulative Redeemable Preferred Stock as to dividends or upon liquidation, or any warrants, rights, calls or options exercisable for or convertible into Common Stock or any such capital stock, shall be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking or other similar fund for the redemption of any such shares) by the Corporation or any direct or indirect subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the $6.50 Cumulative Redeemable Preferred Stock as to dividends and upon liquidation).

                           (ii) The shares of $6.50 Cumulative Redeemable
Preferred Stock shall be redeemable at the option of the Corporation, in whole or from time to time in part, at a redemption price of $100.00 per share, together with all dividends accrued and unpaid on the shares of $6.50 Cumulative Redeemable Preferred Stock up to the date fixed for redemption, upon giving notice as provided in Section 4.4(b)(iv) below; provided, however, that (A) the Corporation shall be prohibited from redeeming pursuant to this Section 4.4(b)(ii) any shares of $6.50 Cumulative Redeemable Preferred Stock beneficially owned by (1) Estee Lauder, (2) Leonard A. Lauder, Ronald S. Lauder and Ira T. Wender, as trustees (the "Trustees"), u/a/d as of June 2, 1994, as amended, between Estee Lauder, as settlor, and the Trustees and known as "The Estee Lauder 1994 Trust Agreement" (the "Trust"), or (3) the trustees, as trustees of a trust whose primary beneficiary is Leonard A. Lauder (the "LAL Trust"), in each case prior to the death of Estee Lauder, and (B) the Corporation shall be prohibited from redeeming pursuant to this Section 4.4(b)(ii) any shares of $6.50 Cumulative Redeemable Preferred Stock not beneficially owned by Estee Lauder, the Trust or the LAL Trust prior to the fifth anniversary of the date such shares were sold, transferred or otherwise disposed of by Estee Lauder, the Trust or the LAL Trust, as the case may be (provided further that the limitation in this clause (B) shall not affect the redemption provided for in Section 4.4(b)(i)).

                           (iii) If less than all the outstanding shares of the
$6.50 Cumulative Redeemable Preferred Stock permitted to be redeemed in accordance with Section 4.4(b)(ii) above are to be redeemed, the shares to be redeemed shall be determined PRO RATA.

                           (iv) At least 30 calendar days but not more than 60
calendar days prior to any date fixed for any redemption of shares of $6.50 Cumulative Redeemable Preferred Stock, a written notice shall be given to each holder of record of shares of $6.50 Cumulative Redeemable Preferred Stock to be redeemed by certified or registered mail in a postage prepaid envelope or by a nationally recognized overnight courier (appropriately marked for overnight delivery) addressed to such holder at its address as shown on the records of the Corporation (and shall be deemed given only upon the later of (A) the date when received by the holder or (B) three days after the Corporation has sent such notice), notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), that the shares shall be deemed to be redeemed at 5:00 p.m., New York time, on such date and the redemption price (including a calculation of all accrued dividends up to and including the Redemption Date), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice its certificate or certificates representing the number of shares specified in such notice of redemption. Each notice of redemption shall be irrevocable. On or after the Redemption Date, upon surrender by each holder of its certificate or certificates for shares of $6.50 Cumulative Redeemable Preferred Stock to be redeemed at the place designated in such notice, the redemption price of such shares (together with all accrued and unpaid dividends thereon up to and including the Redemption Date) shall be paid in immediately available funds to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof. From and after the Redemption Date (unless notice of redemption is not received by each holder of shares as aforesaid, or there shall be a default by the Corporation in payment of the redemption price or the accrued and unpaid dividends up to and including the Redemption Date), all dividends on the shares of $6.50 Cumulative Redeemable Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption Date) upon the surrender of certificates representing the same, shall cease and terminate, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, if notice of redemption is received by each holder of shares as aforesaid, the Corporation prior to the Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of the shares of $6.50 Cumulative Redeemable Preferred Stock so called for redemption in trust for the account of holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $100,000,000) in the Borough of Manhattan, City and State of New York, in which case the aforesaid notice to holders of shares of $6.50 Cumulative Redeemable Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited that shall remain unclaimed by the holders of such shares of $6.50 Cumulative Redeemable Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation, and thereafter the holder of any such shares shall look to the Corporation for the payment of the redemption price (and any accrued and unpaid dividends).

                           (v) Shares of $6.50 Cumulative Redeemable Preferred
Stock redeemed, repurchased or retired by the Corporation pursuant to the provisions of this Section 4.4(b) or otherwise, shall thereupon be retired and cancelled and may not be reissued as shares of $6.50 Cumulative Redeemable Preferred Stock. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series, and may be reissued as part of any other series of Preferred Stock created by resolution of the Board of Directors, subject to the conditions and restrictions upon issuance set forth herein.

                  (c) (i) Except as otherwise provided in Section 4.4(c)(ii), in
Section 4.4(e) or as required by law, the holders of shares of $6.50 Cumulative Redeemable Preferred Stock shall not be entitled to vote on any matter on which the holders of any voting securities of the Corporation shall be entitled to vote.

                           (ii) If at the time of any annual meeting of
stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of $6.50 Cumulative Redeemable Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. The holders of record of the $6.50 Cumulative Redeemable Preferred Stock, voting separately as a class, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, with the holders of $6.50 Cumulative Redeemable Preferred Stock being entitled to cast one vote per share of $6.50 Cumulative Redeemable Preferred Stock held. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of $6.50 Cumulative Redeemable Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of the office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two.

                  (d) (i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, the holders of shares of $6.50 Cumulative Redeemable Preferred Stock shall be entitled to receive, in cash, out of the assets of the Corporation available for distribution to stockholders, the amount of One Hundred Dollars ($100.00) for each share of $6.50 Cumulative Redeemable Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to and including the date fixed for distribution, before any distribution shall be made to the holders of shares of the Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the $6.50 Cumulative Redeemable Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the $6.50 Cumulative Redeemable Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the $6.50 Cumulative Redeemable Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of $6.50 Cumulative Redeemable Preferred Stock and such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the $6.50 Cumulative Redeemable Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

                           (ii) For purposes of this Section 4.4(d), a
distribution of assets in any dissolution, winding up or liquidation shall include (A) any consolidation or merger of the Corporation with or into any other corporation, (B) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (C) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; unless in each case, such transaction has been approved as provided in Section 4.4(e).

                           (iii) After the payment of the full preferential
amounts provided for herein to the holders of shares of $6.50 Cumulative Redeemable Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof in the manner provided in Section 4.4(b)(iv), such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

                  (e) In addition to any other rights provided by applicable law, so long as any shares of $6.50 Cumulative Redeemable Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of at least two-thirds (2/3) of the outstanding shares of $6.50 Cumulative Redeemable Stock, voting as a separate class (i) modify, amend or rescind the preferences, rights or powers with respect to the $6.50 Cumulative Redeemable Preferred Stock so as to affect the $6.50 Cumulative Redeemable Preferred Stock adversely; provided, that, nothing herein contained shall require such a vote or consent in connection with any increase in the total number of authorized shares of the Common Stock; (ii) engage in any transaction of the type specified in Section 4.4(d)(ii), provided, that, such right to vote on such transactions shall only apply so long as all the outstanding shares of $6.50 Cumulative Redeemable Preferred Stock are owned of record and beneficially by The Estee Lauder 1994 Trust; or (iii) authorize or increase the authorization of any class or series of stock of the Corporation ranking prior to or on a parity with the $6.50 Cumulative Redeemable Preferred Stock as to dividends or upon liquidation; provided, however, the Corporation may without such vote or consent authorize or increase the authorization of shares of stock of the Corporation on a parity as to dividends or liquidation with the $6.50 Cumulative Redeemable Preferred Stock if the aggregate liquidation preference of all such newly authorized shares (including any such shares authorized pursuant to this proviso and excluding any such shares as to which a vote or consent was obtained) does not exceed $100,000,000. The provisions of this Section 4.4(e) shall not in any way limit the right and power of the Corporation to issue its currently authorized but unissued shares or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

                  (f) (i) Subject to the terms and conditions of this Section 4.4(f), each holder of shares of $6.50 Cumulative Redeemable Preferred Stock shall have the right and option, which may be exercised only once by such holder, from and after the later of (A) the date Estee Lauder dies and (B) June 30, 2000, to require the Corporation to purchase from such holder, all or a whole-share portion of the $6.50 Cumulative Redeemable Preferred Stock then owned by such holder (the "Put Right"), at a price per share equal to $100 plus cumulative and unpaid dividends thereon. The closing of the purchase of the shares of $6.50 Cumulative Redeemable Preferred Stock from a holder thereof pursuant to this Section 4.4(f) shall occur on a date not later than one hundred twenty (120) days after the date on which the Put Right is deemed to be exercised by such holder, and at a time and place provided for by the Corporation.

                           (ii) Any holder of a share or shares of $6.50
Cumulative Redeemable Preferred Stock electing to exercise the Put Right shall deliver the certificate or certificates to be purchased by the Corporation to the principal office of any transfer agent for the Common Stock (or, if none, to the attention of the Secretary of the Corporation at the principal office of the Corporation), with a written notice of exercise of such Put Right duly executed and (if so required by the Corporation or any transfer agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any transfer agent, duly executed by the registered holder or his, her or its duly authorized attorney. The Put Right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor shall have been so delivered, and at such time, subject to Section 4.4(f)(i) above, the Corporation's obligation to purchase the shares of $6.50 Cumulative Redeemable Preferred Stock from the holder who delivered the notice of exercise of the Put Right shall be irrevocable.

                                    ARTICLE V

                               BOARD OF DIRECTORS

                  5.1. NUMBER OF DIRECTORS. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of Preference Stock, the number of Directors shall be determined from time to time by the Board of

Directors of the Corporation by the affirmative vote of directors constituting at least a majority of the entire board. The use of the phrase "entire board" refers to the total number of directors which the Corporation would have if there were no vacancies.

                  5.2. POWERS OF THE BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and this Restated Certificate of Incorporation and the Bylaws of the Corporation. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

                           (a) adopt, amend, alter, change or repeal Bylaws of
                  the Corporation; provided, however, that no Bylaw hereafter adopted shall invalidate any prior act of the Corporation that would have been valid if such new Bylaws had not been adopted;

                           (b) subject to the Bylaws as from time to time in
                  effect, determine the rules and procedures for the conduct of the business of the Board of Directors and the management and direction by the Board of Directors of the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, or authorize the appointment of, and empower officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, and the manner of conducting, Board meetings, as well as other notice requirements for, and the manner of taking, Board action; and

                           (c) exercise all such powers and do all such acts as
                  may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Restated Certificate of Incorporation and Bylaws of the Corporation.

                  5.3. CLASSIFIED BOARD OF DIRECTORS. At the first annual meeting of stockholders held after the consummation of an initial offering and sale by the Corporation of any shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the directors, other than those who may be elected by the holders of Preference Stock pursuant to the terms of Article IV of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such Preference Stock adopted by the Board of Directors, shall be divided into three classes, designated Class I, Class II and Class III. Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning at the annual meeting after such first meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected, subject, however, to his or her prior death, resignation, retirement or removal from office.

                  5.4. VACANCIES. Except as otherwise required by law and subject to the rights of the holders of Preference Stock, any vacancy in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), by resolution adopted by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum (or by a sole remaining director); provided, however, that if not so filled, any such vacancy shall be filled by the stockholders at the next annual meeting or at a special meeting called for that purpose. Any director so appointed shall hold office until the next meeting of stockholders at which directors of the class for which such director has been chosen are to be elected and until his or her successor is elected and qualified.

                  5.5. REMOVAL OF DIRECTORS. Any director (including all members of the Board of Directors) may be removed from office at any time by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, that after the election of directors pursuant to Section 5.3, such removal shall be only for cause. For the purposes of this Section 5.5. of
Article V, "cause" shall mean the failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the wilful engaging by a director in gross misconduct injurious to the Corporation.

                  5.6. RIGHTS OF PREFERRED STOCK. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preference Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

                                   ARTICLE VI

                  VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

                      AND TRANSACTIONS WITH RELATED PERSONS

                  6.1. EXTRAORDINARY TRANSACTIONS. Notwithstanding that approval by a lesser percentage vote is permitted by law, the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock (as hereinafter defined) of the Corporation shall be required for the approval or authorization of (a) any merger or consolidation requiring the approval of the Corporation's stockholders under Subchapter IX of the DGCL,
Section 251 ET. SEQ. or any successor provisions or (b) any sale, lease or exchange of all or substantially all of the Corporation's property and assets requiring the approval of the Company's stockholders under Section 271 of the DGCL or any successor provisions.

                  6.2. TRANSACTIONS WITH RELATED PERSONS.

                  (a) VOTE REQUIRED FOR CERTAIN TRANSACTIONS WITH RELATED PERSONS. Except as otherwise expressly provided in Section 6.2(b) hereof, in addition to any affirmative vote required by law or by any other provision hereof or by the Bylaws of the Corporation, the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock, other than those shares held by a Related Person (as hereinafter defined), shall be required for the approval or authorization of any of the transactions (a "Business Combination") listed below:

                           (i) any merger, consolidation or share exchange of
the Corporation into or with a Related Person, pursuant to which the holders of Common Stock of the Corporation will receive cash, property, securities or other consideration; or

                           (ii) any sale, lease, exchange or other disposition
to or with such Related Person of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation or any of its Subsidiaries.

                  (b) WHEN HIGHER VOTE IS NOT REQUIRED. Notwithstanding Section 6.2(a) hereof, the seventy-five percent (75%) voting requirement shall not be applicable if (i) any transaction specified above shall have been approved by a vote of not less than a majority of the Continuing Directors (as hereinafter defined) or (ii) in the case of any transaction pursuant to which the holders of the Common Stock of the Corporation are entitled to receive cash, property, securities or other consideration, the cash or fair market value of the property, securities or other consideration (as determined by the Continuing Directors) to be received per share by holders of the Common Stock of the Corporation in such transaction is not less than the higher of (A) the highest price per share paid by the Related Person for any of its holdings of Common Stock of the Corporation within the two-year period immediately prior to the announcement of the proposed transaction (the "Announcement Date"), excluding transactions by and among the individuals or entities included in the definition of Permitted Transferees under Section 4.2(c) of Article IV hereof, or (B) the highest closing sale price per share of Common Stock during the 30-day period immediately preceding the Announcement Date or during the 30-day period immediately preceding the date on which the Related Person became a Related person, whichever is higher. The highest closing sale price shall be determined by the reports of closing sale prices on the Composite Tape for New York Stock Exchange Listed Stocks or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or other principal United States securities exchange on which such stock is listed or, for any period when such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealer, Inc. Automated Quotation System; provided, however, that such price under clause (A) or (B) shall be proportionately adjusted for any subsequent increase or decrease in the number of issued shares of the Corporation's capital stock resulting from a subdivision or consolidation of shares or any other capital adjustments, the payment of a stock dividend, or other increase or decrease in such shares of capital stock effected without receipt of consideration by the Corporation.

                  (c) The Board of Directors, with the approval of a majority of the total number of Continuing Directors, shall have the power and duty to determine, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a person is a Related Person; (ii) the number of shares of Voting Stock Beneficially Owned by any person; (iii) whether a person is an Affiliate or Associate of another person; (iv) whether the applicable conditions set forth in paragraph (b) of Section 6.2 have been met with respect to any Business Combination; and (v) whether the proposed transaction is a Business Combination. Any such determinations shall be final and conclusive.

                  6.3. DEFINITIONS.

                  For the purposes of Section 6.2:

                           (a) The term "Related Person" shall mean and include
any individual, corporation, partnership, or other person, entity or group, as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which Beneficially Owns (as hereinafter defined), in the aggregate, ten percent (10%) or more of the outstanding Voting Stock of the Corporation. For purposes of calculating the 75% vote under Section 6.2(a), a Related Person shall also include the seller or sellers from whom the Related Person, during the six months preceding the Announcement Date, acquired at least five percent (5%) of the outstanding shares of Class A Common Stock pursuant to one or more agreements or other arrangements (excluding brokers' transactions) but only if such seller or sellers Beneficially Own shares of Common Stock having an aggregate fair market value in excess of $10 million at the Announcement Date. Notwithstanding the foregoing, neither the Corporation nor any of its Subsidiaries shall be a Related Person.

                           (b) The terms "Affiliate" and "Associate" shall have
the meanings set forth in Rule 12b-2 under the Exchange Act, as in effect on the date this Restated Certificate of Incorporation is filed in the office of the Secretary of State of the State of Delaware.

                           (c) The term "Beneficially Owns" shall have the

meaning set forth in Rule 13d-3 under the Exchange Act, as in effect on the date this Restated Certificate of Incorporation is filed in the office of the Secretary of State of the State of Delaware.

                           (d) The term "Continuing Director", with respect to
any Business Combination, shall mean any member of the Board of Directors of the Corporation who is not a Related Person with whom such Business Combination is proposed and is neither Affiliated nor Associated with or designated by such Related Person. Notwithstanding the foregoing, any director of the Company elected pursuant to a voting agreement to

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


which such Related Person is a party but who is not designated by such Related Person and any director of the Company who has a family relation with such Related Person (unless designated by such Related Person) shall not be considered to be an Affiliate or Associate of such Related Person.

                           (e) The term "Substantial Part" shall mean more than
30% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ending prior to the time the determination is being made, subject to adjustments made by the Continuing Directors to take into account transactions made subsequent to year end.

                           (f) The term "Subsidiary" shall mean any corporation
of which a majority of the Voting Stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

                           (g) The term "Voting Stock" shall mean all
outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally in the election of directors, and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.

                                   ARTICLE VII

                             LIABILITY OF DIRECTORS

                  7.1. LIMITATION ON LIABILITY. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

                  7.2. AMENDMENTS. Any repeal or modification of Section 7.1 hereof by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VIII

                                  STOCKHOLDERS

                  8.1. ACTION BY STOCKHOLDERS. Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation may be effected at an annual or special meeting of stockholders duly called and held in accordance with law and this Restated Certificate of Incorporation and the Bylaws, or, as long as any shares of Class B Common Stock are outstanding, without a meeting, by written consent, setting forth the action so taken, signed by the holders of outstanding shares entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders' meeting at which all shares entitled to vote thereon were present. If no shares of Class B Common Stock are outstanding, such written consent shall require the signature by holders of all outstanding shares entitled to vote thereon.

                  8.2. SPECIAL MEETINGS OF STOCKHOLDERS. Except as otherwise required by law, special meetings of stockholders may be called only by the Chairman of the Board of Directors or the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board. Except as otherwise required by law, stockholders of the Corporation shall not have the right to request or call a special meeting of the stockholders.

                                   ARTICLE IX

                                     BYLAWS

                  The Board of Directors shall have the power to adopt, amend or repeal the Bylaws by the affirmative vote of at least a majority of the members then in office. The affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class shall be required to adopt, amend or repeal the Bylaws (notwithstanding the fact that approval by a lesser percentage may be permitted by the DGCL).

                                    ARTICLE X

                              AMENDMENT OF RESTATED

                          CERTIFICATE OF INCORPORATION

                  The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in any manner permitted by law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any such amendment, alteration, change or repeal shall require approval of both
(a) the Board of Directors by the affirmative vote of a majority of the members then in office and (b) the holders of a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that any proposal to amend, alter, change or repeal the provisions of Article V,
Article VI and this Article X shall require the affirmative vote of the holders of seventy-five percent (75%) of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation of the Corporation, which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which was duly approved pursuant to resolutions set forth in unanimous written consents adopted by the Board of Directors of the Corporation and the holders of all of the outstanding shares of stock of the Corporation in accordance with the requirements of Sections 228, 242 and 245 of the DGCL, has been executed by Saul H. Magram, acting in his capacity as Senior Vice President and General Counsel of the Corporation, this 16th day of November, 1995, and shall become effective on November 16, 1995 at 6:00 p.m.

                                     THE ESTEE LAUDER COMPANIES INC.


                                     /s/ SAUL H. MAGRAM
                                     ------------------
                                     Saul H. Magram
                                     Senior Vice President and General Counsel













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                                   SCHEDULE A

                                     Trusts

              1. Descendants of Leonard Lauder 1966 Trust u/a/d June 14, 1966, between Estee Lauder, as Settlor, and Leonard A. Lauder, as Trustee, for the benefit of the descendants of Leonard A. Lauder.

              2. Descendants of Ronald Lauder 1966 Trust u/a/d June 14, 1966, between Estee Lauder, as Settlor and Ronald S. Lauder, as Trustee, for the benefit of the descendants of Ronald S. Lauder.

              3.  Trust u/a/d December 15, 1976, between Estee Lauder and Joseph
         H. Lauder, as Grantors, and Leonard A. Lauder, as Trustee, for the benefit of Gary Lauder and William Lauder.

              4.  Trust u/a/d December 15, 1976, between Estee Lauder and Joseph
              H. Lauder, as Grantors, and Ronald S. Lauder, as Trustee, for the benefit of Aerin Lauder and Jane Lauder.

              5. Trust u/a/d December 15, 1976, between Leonard A. Lauder, as Grantor, and Leonard A. Lauder and Ronald S. Lauder, as Trustees, for the benefit of Gary Lauder and William Lauder.

              6. Trust u/a/d December 15, 1976, between Ronald S. Lauder, as Grantor, and Ronald S. Lauder and Leonard A. Lauder, as Trustees, for the benefit of Aerin Lauder and Jane Lauder.

              7.  Trust u/a/d August 13, 1982, between Estee Lauder and Joseph
         H. Lauder, as Grantors, and Leonard A. Lauder, as Trustee, for the benefit of Gary Lauder and William Lauder.

              8. Leonard A. Lauder Generation-Skipping Securities Trust u/a/d December 23, 1992, between Leonard A. Lauder, as Grantor, and Joel S. Ehrenkranz, as Trustee.

              9. Leonard A. Lauder Grantor Retained Annuity Trust u/a/d November 30, 1992, between Leonard A. Lauder, as Grantor, and Joel S. Ehrenkranz, as Trustee.

              10. Gary Lauder 1994 Family Trust u/a/d as of December 16, 1994, between Gary Lauder, as Settlor, and Leonard A. Lauder and Laura Lauder, as Trustees.

              11. William Lauder 1994 Family Trust u/a/d as of December 14, 1994, between William Lauder, as Settlor, and Leonard A. Lauder and Karen Lauder, as Trustees.

              12. Trust u/a/d June 2, 1994, as amended, between Estee Lauder, as Grantor, and Leonard A. Lauder, Ronald S. Lauder and Ira T. Wender, as Trustees.






























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